Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form S-8 No. 333-229507), as amended by Post-Effective Amendment No. 1 filed by New Fortress Energy Inc., pertaining to the Amended and Restated New Fortress Energy Inc. 2019 Omnibus Incentive Plan, and (2) Registration Statement (Form S-3 No. 333-277611) of New Fortress Energy Inc.; of our reports dated March 10, 2025, with respect to the consolidated financial statements and schedule of New Fortress Energy Inc. and the effectiveness of internal control over financial reporting of New Fortress Energy Inc. included in this Annual Report (Form 10-K) of New Fortress Energy Inc. for the year ended December 31, 2024. /S/ Ernst & Young Philadelphia, Pennsylvania March 10, 2025